Exhibit 5.3

[PARSONS BEHLE & LATIMER Letterhead]

July 18, 2005

VIA REGULAR MAIL

Graham Packaging West Jordan LLC

2401 Pleasant Valley Road

York, Pennsylvania 17402

Re:          Graham Packaging West Jordan LLC
Registration Statement on Form S-4

Dear Sir/Madam:

You have indicated that Graham Packaging Company, L.P., a Delaware limited partnership (the “Company”) together with certain of its affiliates, including Graham Packaging West Jordan, LLC, a Utah limited liability company, (“Utah Guarantor”), filed a Registration Statement on Form S-4 (File No. 333125173) with the Securities and Exchange Commission (the “SEC”) on May 24, 2005 as amended by Amendment No. 1 thereto, filed on July 8, 2005, under the Securities Act of 1933, as amended (the “Securities Act”) and will file Amendment No. 2 thereto, with the SEC on the date hereof, under the Securities Act (such registration statement, as so amended, the “Registration Statement”).

The Registration Statement relates to the proposed offer of the issuers identified therein (the “Issuers”) to exchange (the “Exchange Offer”) up to $250,000,000 aggregate principal amount of new 8 1/2% Senior Notes due 2012 (the “New Senior Notes”) and $375,000,000 aggregate principal amount of new 9 7/8% Senior Subordinated Notes due 2014 (the “New Senior Subordinated Notes” and, together with the New Senior Notes, the “Exchange Notes”), which will be freely transferable, for any and all outstanding 8 1/2% Senior Notes due 2012 (the “Old Senior Notes”) and 9 7/8% Senior Subordinated Notes due 2014 (the “Old Senior Subordinated Notes” and, together with the Old Senior Notes, the “Restricted Notes”), in each case, issued in a private offering by the Issuers on October 7, 2004, which have certain transfer restrictions. The Exchange Notes and the Restricted Notes are sometimes hereinafter collectively referred to as the “Notes.” The Indentures for the Notes, each dated as of October 7, 2004 (together, the “Indentures”), among the Issuers, certain guarantors identified in the Registration Statement, including the Utah Guarantor (the “Guarantors”), and The Bank of New York, as trustee (the “Trustee”) provide for the guarantee of the Exchange Notes by, among others, the Utah Guarantor. We have been requested to render this opinion as special counsel to the Utah

Guarantor in connection with its guaranty of the Exchange Notes by the Utah Guarantor set forth in the Indentures (the “Utah Guaranty”).

For purposes of this opinion we have examined:

1.                                       a copy of the Registration Statement;

2.                                       executed copies of the Indentures;

3.                                       the forms of the Exchange Notes;

4.                                       a copy of the Amended and Restated Articles of Organization of the Utah Guarantor dated October 6, 2004, as certified by the Utah Department of Commerce, Division of Corporations and Commercial Code, dated July 11, 2005;

5.                                       a copy of the Operating Agreement of the Utah Guarantor dated October 17, 2004, as certified by the Secretary of the Utah Guarantor;

6.                                       a copy of the Actions Taken by Written Consent of the Sole Member of the Utah Guarantor  dated October 7, 2004 and July 14, 2005 authorizing the execution, delivery and performance of the loan documents and documents relating to the Registration Statement and Exchange Offer to which the Utah Guarantor is a party;

7.                                       the certificate of existence of the Utah Guarantor issued by the Utah Department of Commerce, Division of Corporations and Commercial Code, dated July 15, 2005, concerning the Utah Guarantor; and

8.                                       such other documents as we deem necessary for the purpose of rendering this opinion.

With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. In expressing the opinion set forth in this letter, we have assumed that the form of the Exchange Notes and the Utah Guaranty will conform to those included in the Indentures.

As special counsel to the Utah Guarantor, we are not necessarily familiar with all of the Utah Guarantor affairs. We have assumed, with your knowledge and consent, that the execution of the Utah Guaranty by the Utah Guarantor is for valid and adequate consideration and not a fraudulent transfer under the Uniform Fraudulent Transfer Act, the United States Bankruptcy Code, or similar laws. We have assumed that, after giving effect to the Utah Guaranty, the Utah Guarantor will be able to pay its debts as they come due in the usual course of business and the Utah Guarantor’s total assets will be greater than the sum of its total liabilities and the Utah Guarantor will be solvent.

Based on the foregoing, and subject to the qualifications, limitations and conditions herein set forth, we are of the opinion that the Utah Guaranty has been duly authorized and, when properly executed and authenticated in accordance with the provisions of the Indentures and the Exchange Offer and the Exchange Notes, the Utah Guaranty will constitute the valid and binding obligation of the Utah Guarantor enforceable in accordance with its terms.

Our opinion set forth in this letter is subject to the effect of (i) bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer or conveyance or other similar laws relating to or affecting the rights of creditors generally and (ii) limitations imposed by general principles of equity, regardless of whether the relevant matter is considered in proceedings at law or in equity, including with respect to certain covenants and provisions of the Indentures, where the Trustee’s enforcement of such covenants or provisions under the circumstances or, in the specified manner, would violate a creditor’s or secured party’s implied covenant of good faith and fair dealing.

We are members of the Bar of the State of Utah and do not hold ourselves out as being experts on laws-other than the laws of the United States of America and the laws of the Utah.

This opinion is limited to the facts, circumstances and matters set forth herein and to laws currently in effect. No opinion may be inferred or is implied beyond matters expressly set forth herein, and we do not undertake and assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereinafter come to our attention or any change in law which may hereafter occur.

This opinion is furnished for your benefit and the benefit of the holders of the Exchange Notes referred to in the Registration Statement and may not be used or relied upon by any other person or entity or in connection with any other transaction without our prior written consent.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement and in the related prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

PARSONS BEHLE & LATIMER